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                                                                      EXHIBIT 99

                                                            For more information
                                                                       Jay Lemke
                                                          Carmichael Lynch Spong
                                                                  (612) 375-8529
                                                               jlemke@clynch.com

                     ASV ANNOUNCES 1ST QUARTER 2002 RESULTS

         GRAND RAPIDS, MN (APRIL 25, 2002) -- ASV, INC. (Nasdaq: ASVI) today reported its financial results for its first quarter 2002. Net sales for the three months ended March 31, 2002, totaled $6,177,828 compared with net sales of $12,954,716 for the same period in 2001. The Company reported a net loss of ($365,581) for first quarter 2002 compared with net earnings of $203,970 for first quarter 2001. Loss per share was ($.04) for first quarter 2002 compared with earnings per share of $.02 for first quarter 2001.
         Commenting on the results, Gary Lemke, President of ASV, Inc., said, "Our loss for the first quarter of 2002 was within the range that we had expected. Our sales for the quarter were slightly less than the expected range due primarily to no shipments of ASV undercarriages to Caterpillar Inc. (NYSE:
CAT) for use on their Multi-Terrain Loaders (MTLs). The production ramp up issue experienced by Caterpillar at its skid steer facility did not get resolved in the first quarter, which prevented ASV from shipping undercarriages for these products. This issue has now been resolved and MTL production is expected to begin before the end of the month. We expect the total unit volume for these MTL undercarriages will remain basically unchanged for 2002. We did achieve a very strong gross profit percentage for the quarter, due primarily to strong sales of the newest product in our R-Series product line, the RC-50."
         In January 2002, ASV introduced two new models in its R-Series product line, the R-50 and RC-50. These new models will compete with skid-steers utilizing engines in the 44 to 50 horsepower range, weighing between 4,500 and 5,500 pounds with an operating capacity of 1,350 to 1,600 pounds. Weighing 4,700 pounds, with an operating capacity of 1,500 pounds and a 50 horsepower engine, the R-50 and RC-50 fall between ASV's smaller RC-30 and its larger Posi-Tracks. The RC-50 went into production in March while the R-50 went into production in April. ASV's R-Series products are being sold through independent dealers on a non-exclusive basis.
         Discussing the RC-50, Lemke said, "During the first quarter, we sold out our entire production of the RC-50, with a backlog of approximately 170 units carried over into the second quarter. The RC-50 drew significant attention at the ConExpo industry trade show in Las Vegas last month. We were very pleased at how the RC-50 contributed to our increased gross profit during the quarter. The production of the RC-50 is very similar to our RC-30 product, so we did not encounter the inefficiencies we have experienced previously with producing a new product. Based on dealer and customer comments we have received, we believe the RC-50 and its companion product, the R-50, will be strong contributors to ASV's growth in 2002."
         Continuing, Lemke states, "While the lack of undercarriage sales to Caterpillar decreased our first quarter sales, the overall quantities of MTL undercarriages expected to be shipped in 2002 remains basically unchanged. We still anticipate beginning production of undercarriages for the next two MTL models towards the end of the second quarter, with production of the undercarriage for the final MTL model to begin late in the third quarter."
         Discussing the outlook for 2002 Lemke states, "Even with the slow start to 2002, we believe we can achieve sales for 2002 in the $65-75 million range, with earnings for 2002 in the range of $.30-.38 per share."
CONFERENCE CALL
         ASV will conduct a live webcast at 10 a.m. Central time, Thursday, April 25th to discuss its results for the first quarter of 2002 and its outlook for the balance of 2002. The call will be broadcast over the Internet and can be accessed either at www.ccbn.com or ASV's web site, www.asvi.com, in the investor relations section under the "About ASV" tab. To listen to the call, go to either of the two web sites at least 15 minutes prior to the call to register, download and install any needed audio software. A replay of this call will be available beginning at 12:00 noon the day of the call both telephonically and over the Internet. The telephonic replay will be available for a 24-hour period and can be accessed by dialing 800-428-6051 and entering passcode 239760. The Internet replay will be available for 30 days and can be accessed at www.ccbn.com or www.asvi.com in the same manner as discussed above.
ABOUT ASV
         ASV designs, manufactures and sells all-purpose crawlers and related accessories and attachments. With its patented Maximum Traction and Support System undercarriage, ASV leads all rubber-tracked, all-purpose crawlers in technology and innovation. ASV's products are able to traverse nearly any terrain with minimal damage to the ground, making it effective in industries such as construction, landscaping and agriculture. For more information, visit ASV's website at www.asvi.com.


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         Note: The statements set forth above regarding ASV's future expected sales and earnings levels and its expected production dates and volumes of its undercarriages for sale to Caterpillar are forward-looking statements based on current expectations and assumptions, and entail various risks and uncertainties that could cause actual results to differ materially from those expressed in such forward-looking statements. Certain factors may affect whether these anticipated events occur including ASV's ability to successfully manufacture the machines, unanticipated delays, costs or other difficulties in the manufacture of the machines, market acceptance of the machines, continued deterioration of the general market and economic conditions, corporate developments at ASV or Caterpillar and ASV's ability to realize the anticipated benefits from its relationship with Caterpillar. Any forward-looking statements provided from time-to-time by the Company represent only management's then-best current estimate of future results or trends. Additional information regarding these risk factors and uncertainties is detailed from time to time in the Company's SEC filings, including but not limited to, its report on Form 10-Q for the period ended June 30, 2001.

                 Condensed financial statements are as follows:

A.S.V., INC.
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
THREE MONTHS ENDED MARCH 31, 2002 AND 2001

                                                                               2002                  2001
                                                                         ---------------       ---------------
Net sales.....................................................           $     6,177,828       $    12,954,716
Cost of goods sold............................................                 4,753,140            10,747,898
                                                                         ---------------       ---------------
        Gross profit...........................................                1,424,688             2,206,818
Operating expenses
    Selling, general and administrative........................                1,332,032             1,430,736
    Research and development...................................                  674,433               607,499
                                                                         ---------------       ---------------
        Operating income (loss)...............................                  (581,777)              168,583
Other income (expense)
    Interest expense...........................................                  (31,147)              (36,825)
    Other, net.................................................                   66,343               176,212
                                                                         ---------------       ---------------
        Income (loss) before income taxes......................                 (546,581)              307,970
Provision for (benefit from) income taxes......................                 (181,000)              104,000
                                                                         ----------------      ---------------
        NET EARNINGS (LOSS)....................................          $      (365,581)      $       203,970
                                                                         ================      ===============
Net earnings (loss) per common share - Diluted.................          $          (.04)      $           .02
                                                                         ================      ===============

Diluted weighted average shares outstanding....................               10,194,663            10,316,369
                                                                         ================      ===============



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A.S.V., INC.
CONDENSED CONSOLIDATED BALANCE SHEETS

      ASSETS                                                                 MARCH 31,           December 31,
                                                                               2002                  2001
                                                                         ---------------       ---------------
CURRENT ASSETS
    Cash & short-term investments............................            $     2,476,600       $     5,946,840
    Accounts receivable, net.................................                 16,233,596            16,828,489
    Inventories..............................................                 33,451,972            28,614,053
    Prepaid expenses and other...............................                  1,707,008             1,756,844
                                                                         ---------------       ---------------
        Total current assets                                                  53,869,176            53,146,226
PROPERTY AND EQUIPMENT, net..................................                  4,710,344             4,794,578
                                                                         ---------------       ---------------
        Total assets                                                     $    58,579,520       $    57,940,804
                                                                         ===============       ===============

                       LIABILITIES & SHAREHOLDERS' EQUITY

CURRENT LIABILITIES
    Current portion of long-term liabilities.................            $       105,895       $       106,008
    Accounts payable.........................................                  4,467,317             2,449,144
    Accrued liabilities......................................                  2,108,185             2,296,455
    Income taxes payable.....................................                      -                   505,062
                                                                         ---------------       ---------------
        Total current liabilities                                              6,681,397             5,356,669
LONG-TERM LIABILITIES, less current portion..................                  1,986,541             2,012,652
SHAREHOLDERS' EQUITY.........................................                 49,911,582            50,571,483
                                                                         ---------------       ---------------
        Total liabilities & shareholders' equity                         $    58,579,520       $    57,940,804
                                                                         ===============       ===============